Exhibit 23.6

Consent of Person Named to Become a Director

I hereby consent to my being named in the Registration Statement on Form S-l of Cape Bancorp, Inc. (the “Company”), as a person who will become a director of the Company and of Cape Savings Bank upon consummation of the transactions referenced therein.

/s/ Michael D. Devlin
Michael D. Devlin

Name: Michael D. Devlin

Dated: September 10, 2007